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                                                                   EXHIBIT 10.26

                    DEFERRED COMPENSATION PLAN AND AGREEMENT

         CRYSTAL MOUNTAIN, INC. (the "Corporation") establishes this Deferred Compensation Plan and Agreement with PETER GILLIS ("Participant") this 2nd day of February, 1995.

                                   I. PURPOSE

         The Corporation establishes this Deferred Compensation Plan and Agreement to enable the Participant to voluntarily defer a portion of his compensation, or be credited with amounts otherwise identified by the Board, until termination of his duties. The compensation, or other amounts identified shall provide a means of retirement.

                                 II. DEFINITIONS

         Section 2.01. Plan means the Deferred Compensation Plan of the Corporation established by this Agreement.

         Section 2.02. Participant means the Key Employee, Peter Gillis, who is eligible for and has elected to participate in this plan.

         Section 2.03. Beneficiary is a person designated by the Participant to receive plan benefits in the event of the Participant's death.

         Section 2.04. Board means the Board of Directors of the Corporation.

         Section 2.05. Key Employee means Peter Gillis, employee of the Corporation, who is an officer and in a managerial, key position.

                    III.  PARTICIPATION - ELECTION PROCEDURE

         Participant may elect, in writing by delivery to the Board, to defer a portion of his compensation otherwise payable to Participant. In addition, Participant may be awarded with amounts identified by the Board as subject to this Plan. As of the date of this Agreement, the Board has confirmed an annual award of 10 percent of compensation; for this purpose, "compensation" is defined as gross salary, prior to any salary reductions or deferrals by the Participant. For the 1994-1995 year this award amounts to $6500; provided, for the 1994-1995 year, the $6500 award will be credited at the rate of one-eighth per month of service from the date of this agreement until September 30, 1995. In future years, the 10 percent award will be credited at the rate of one-twelfth per month of service.
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         Any written compensation deferral election applies only to compensation to be deferred in the period following the establishment of this Plan, and the subsequent calendar year(s) following the year(s) of the election. In subsequent years, the Participant must deliver the election to the Corporation prior to January 1 of the calendar year to which the deferral of compensation relates.

                            IV. DEFERRED COMPENSATION

         The Corporation will pay to Participant the amount of benefits described in this Section. Benefits will be paid upon termination of employment. The Board will maintain an account in the name of the Corporation and owned by the Corporation, for Participant, which account will constitute a method of valuing benefits only, and shall not constitute a trust under this Plan. The account will reflect the total amount of deferred compensation, or amounts identified by the Board, plus earnings or growth and less losses or reduction in value credited or debited to the account. A Participant's account will continue to be credited and debited as described herein until fully distributed.

         Upon Participant's death, the Corporation will pay to his Beneficiary, designated in writing, the value of his account. If a Participant does not have a Beneficiary designation on file at the time of his death, then the Corporation will pay his account to his surviving spouse or, if none, to the personal representative of the Participant's estate.

                                V. ADMINISTRATION

         Any benefits payable under this Agreement shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any retirement plan or other arrangement of the Corporation for the benefit of its employees.

         Deferred compensation shall be subject to income tax withholding and payroll taxes (FICA and FUTA) in accordance with federal, state, and local rules concerning deferred compensation.

         The Board will administer this Plan. The Board will conclusively interpret the Plan provisions, and will decide all questions in application of the Plan. The Board's decision will be final and binding on all parties.

         The Corporation will pay the cost of the administration of this Plan. Any notice or election required or permitted to be given will be in writing and will be deemed filed on the date the Participant or Beneficiary personally delivers the notice or election to the secretary of the Corporation or two business days after sending the notice or election by certified mail.
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               VI.  NATURE OF PARTICIPANT'S INTEREST IN THE PLAN

         A Participant's interest in this Plan and that of his designated Beneficiary is an unsecured claim against the general assets of the Corporation and neither the Participant nor his designated Beneficiary has any claim against or right to the account until the Corporation distributes the account. All amounts credited to an account are the general assets of the Corporation and may be disposed of or used by the Corporation in such manner as it determines; provided, at such time as amounts credited to the account are so disposed of or used, the balance or lesser amount so disposed of or used at that time shall continue as a method of valuing benefits under this Plan, and accrued earnings shall thereafter be credited to the account, or such portion, at a semi-annual rate equal to the six-month U.S. Treasury Bill rate in effect at that time, and at the end of each six-month period thereafter.

         A Participant or Beneficiary may not assign, pledge or otherwise hypothecate any interest in this Plan and any attempt to assign, pledge or encumber that interest is not valid.

                               V. TERM OF THE PLAN

         The Plan and Agreement is effective upon its adoption by the Board of Directors. The Plan and Agreement shall continue in effect until the benefits as is distributed to the Participant or Beneficiary. The Board of Directors may terminate the Plan at any time subject to the distribution requirements above.

                                  VI. AMENDMENT

         The Board of Directors may amend the plan at any time, without the consent of any Participant or Beneficiary, provided, however, that no amendment shall divest the Participant or Beneficiary of any benefits he or she would have been entitled to prior to the effective date of the amendment.

                                      CRYSTAL MOUNTAIN, INC.

                                      By /s/ Robert E. Carlson
                                         -------------------------------
                                         Robert E. Carlson
                                         Its Chairman of the Board

                                      By /s/ Lawrence E. Hard
                                         -------------------------------
                                         Lawrence E. Hard
                                         Its Secretary

                                         /s/ Peter Gillis
                                         -------------------------------
                                         PETER GILLIS
                                                           PARTICIPANT
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                             CRYSTAL MOUNTAIN, INC.

                            SUMMARY PLAN DESCRIPTION

1.       Name of Plan.  Crystal Mountain, Inc. Deferred Compensation Plan and
         Agreement.

2. Name and Address of Plan Sponsor. Crystal Mountain, Inc.; One Crystal Mountain Boulevard, Crystal Mountain, Washington 98022.

3. Name, Address and Telephone Number of Plan Administrator. Crystal Mountain, Inc.; One Crystal Mountain Boulevard, Crystal Mountain, Washington 98022, (206) 663-2264.

4.       Name and Address of Agent for Service of Legal Process.
         Lawrence E. Hard, c/o Crystal Mountain, Inc.; One Crystal Mountain Boulevard, Crystal Mountain, Washington 98022

5.       Employer Identification Number:  91-0683256.

         Plan Number - 003.

6.       Plan Fiscal Year.  September 30.

7.       Type of Welfare Benefit Plan.  Executive Deferred Compensation Plan.

8.       Participants.  One (1) participant:  Peter Gillis.

9.       Type of Administration of Plan.

         The Plan provides benefits under the terms of a Deferred Compensation Plan and Agreement.

10.      Sources of Contributions to the Plan.

         Employer - 100 percent by identification of amount(s) subject to the Plan, and by Participant deferral of compensation.

11. Terms of Plan. Upon Participant's termination of employment, Participant or his Beneficiary will receive benefits equal to amounts identified by the Employer as subject to the Plan, plus amounts deferred by Participant, plus earnings or growth and less losses or reduction in value credited or debited to an account owned by the Corporation and maintained as a method of measuring benefits in the manner described in the Plan.
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                 This is a general, brief description of benefits under the
         Plan. Any discrepancy between this Summary and the Plan document, which is on file in the offices of the Corporation shall be governed by the Plan document.

12.      ERISA Rights.

         As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

         (a) Examine, without charge, at the Plan Administrator's office and at other specified locations (such as worksites) all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

         (b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

         In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate this Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or from exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan reviewed and your claim reconsidered. Under ERISA, there are avenues you can take to enforce the above rights. For instance, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in Federal court. The court will decide who should pay court costs and legal fees. If you are unsuccessful, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should
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contact the nearest Area Office of the U.S. Labor--Management Services
Administration, Department of Labor.

12.      Appeal Procedure.

         A participant or a beneficiary ("Claimant") may file with the Plan Administrator a written claim for benefits, if the participant or beneficiary determines the distribution procedures of the Plan have not provided him his proper Nonforfeitable Accrued Benefit. The Plan Administrator must render a decision on the claim within 60 days of the Claimant's written claim for benefits. The Plan Administrator must provide adequate notice in writing to the Claimant whose claim for benefits under the Plan and the Plan Administrator has denied. The Plan Administrator's notice to the Claimant must set forth:

         (a)     The specific reason for the denial;

         (b) Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

         (c) A description of any additional material and information needed for the Claimant to perfect his claim and an explanation of why the material or information is needed; and

         (d) That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Plan Administrator within 75 days after receipt of the Plan Administrator's notice of denial of benefits. The Plan Administrator's notice must further advise the Claimant that his failure to appeal the action to the Plan Administrator in writing within the 75-day period will render the Plan Administrator's determination final, binding and conclusive.

         If the Claimant should appeal to the Plan Administrator, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he, or his duly authorized representative, feels are pertinent. The Claimant, or his duly authorized representative, may review pertinent Plan documents. The Plan Administrator will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator must advise the Claimant of its decision within 60 days of the Claimant's written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60-day limit unfeasible, but in no event may the Plan Administrator render a decision respecting a denial for a claim for benefits later than 120 days after its receipt of a request for review.